EXHIBIT 99.1

HEICO Corporation Reports Continued Growth in Net Sales and Net Income for the First Quarter of Fiscal 2015; Confirms Full Year Fiscal 2015 Net Sales and Net Income Growth Estimates

Net Sales and Net Income Improve Over 1st Quarter 2014

HOLLYWOOD, Fla. and MIAMI, Feb. 24, 2015 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported net income of $27.6 million, or 41 cents per diluted share, in the first quarter of fiscal 2015, up from $27.5 million, or 41 cents per diluted share, in the first quarter of fiscal 2014.  Net income in the first quarter of fiscal 2014 includes approximately $2.6 million, or a 4 cent per diluted share benefit, from a reduction in accrued contingent consideration related to a prior year acquisition.

Operating income totaled $46.4 million in the first quarter of fiscal 2015 as compared to $50.4 million in the first quarter of fiscal 2014.  The Company's consolidated operating margin was 17.3% and 18.9% in the first quarter of fiscal 2015 and 2014, respectively.  The decrease in the first quarter of fiscal 2015 operating income and operating margin was principally attributed to a $4 million benefit realized in the first quarter of fiscal 2014 resulting from the aforementioned net reduction in accrued contingent consideration.

Net sales increased by 1% to $268.2 million in the first quarter of fiscal 2015, as compared to $266.8 million in the first quarter of fiscal 2014.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's first quarter results stating, "Our continued year-over-year increase in net sales was principally driven by increased demand for certain of our commercial aerospace and defense products in the Electronic Technologies Group and Flight Support Group, as well as the impact of one of our two recent acquisitions in late January 2015.

Cash flow provided by operating activities was $29.5 million in the first quarter of fiscal 2015, as compared to $33.5 million in the first quarter of fiscal 2014.  Our net debt to shareholders' equity ratio was 42.9% as of January 31, 2015, with net debt (total debt less cash and cash equivalents) of $336.5 million principally incurred to fund acquisitions and the payment of special cash dividends in fiscal 2014 and 2013.  We have no significant debt maturities until fiscal 2019 and plan to utilize our financial flexibility to aggressively pursue high quality acquisition opportunities to accelerate growth and maximize shareholder returns.

The effective tax rate in the first quarter of fiscal 2015 decreased to 29.5% from 33.9% in the first quarter of fiscal 2014 principally due to the retroactive extension of the U.S. federal R&D income tax credit for calendar year 2014.

As we look ahead to the remainder of fiscal 2015, we continue to anticipate organic growth in our product lines that serve the commercial aviation markets moderated by lower demand for certain of our industrial-related products within our specialty products lines.  We expect improved organic growth in the Electronic Technologies Group as compared to the prior year, reflecting increased demand for the majority of our products.  During the remainder of fiscal 2015, we plan to continue our focus on new product development, further market penetration, executing our acquisition strategies and maintaining our financial strength.

Based on our current economic visibility, we continue to estimate full fiscal year growth in both net sales and net income of approximately 8% - 10% over fiscal 2014 levels with our consolidated operating margin approximating 18%.  Additionally, we continue to anticipate depreciation and amortization expense of approximately $48 million, capital expenditures to approximate $25 million and cash flow from operations to approximate $200 million."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's first quarter results stating, "We are pleased to report a net sales increase in the first quarter of fiscal 2015 driven principally by organic growth in our aerospace and defense product lines and the impact of a recent acquisition, partially offset by the expected decrease in demand for certain of our industrial products.

The Flight Support Group's net sales increased to $182.1 million in the first quarter of fiscal 2015, up from $181.6 million in the first quarter of fiscal 2014, driven mainly by new product offerings and favorable market conditions in our aftermarket replacement parts and repair and overhaul services product lines as well as additional net sales contributed by a fiscal 2015 acquisition, partially offset by the expected lower net sales of certain of our industrial products in our specialty products lines.  As a result of the aforementioned lower net sales of industrial products, the Flight Support Group experienced a 1% organic revenue decline in the first quarter of fiscal 2015 compared to the first quarter of fiscal 2014.

The Flight Support Group's aerospace and defense product lines experienced organic growth of approximately 5% in the first quarter of fiscal 2015, which excludes the industrial products decrease in our specialty products lines.  The lower net sales of industrial products in our specialty products lines principally resulted from reduced demand associated with a particular customer and the related completion of that customer's multi-year orders in late fiscal 2014.

The Flight Support Group's operating income and operating margin totaled $30.7 million and 16.9% in the first quarter of fiscal 2015, respectively, as compared to $32.2 million and 17.7% in the first quarter of fiscal 2014, respectively.  The decrease in operating income and operating margin in the first quarter of fiscal 2015 principally reflects the previously mentioned lower industrial products net sales.

With respect to the remainder of fiscal 2015, we currently estimate growth in the Flight Support Group's full year net sales consistent with the aforementioned consolidated estimates and the full year Flight Support Group operating margin to approximate that of fiscal 2014."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's first quarter results stating, "The Electronic Technologies Group reported another quarter with year-over-year growth in net sales driven principally by improved and broad demand for certain of our aerospace, space, and medical subcomponent and defense products.

The Electronic Technologies Group's net sales grew organically by 2% to $89.2 million in the first quarter of fiscal 2015, up from $87.5 million in the first quarter of fiscal 2014.

The Electronic Technologies Group's operating income and operating margin totaled $19.4 million and 21.8% in the first quarter of fiscal 2015, respectively, as compared to $22.9 million and 26.2% in the first quarter of fiscal 2014, respectively.  The decrease in operating income and operating margin in the first quarter of fiscal 2015 is principally attributed to the $4 million net benefit related to the reduction in accrued contingent consideration that was recorded in the first quarter of fiscal 2014, partially offset by the previously mentioned increased net sales and a more favorable product mix for certain of our defense products.

With respect to the remainder of fiscal 2015, we continue to estimate the Electronic Technologies Group's full year net sales growth and full year operating margin to approximate those of fiscal 2014."

(NOTE: HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 39.8 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 26.9 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, February 25, 2015 at 9:00 a.m. Eastern Standard Time to discuss its first quarter results.  Individuals wishing to participate in the conference call should dial: U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 77977682.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 77977682.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies.  HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K.  We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended January 31,
	2015		2014
Net sales	$268,185		$266,826
Cost of sales	174,388		174,709
Selling, general and administrative expenses	47,391		41,732
Operating income	46,406		50,385
Interest expense	(1,112)		(1,281)
Other income	197		158
Income before income taxes and noncontrolling interests	45,491		49,262
Income tax expense	13,400		16,700
Net income from consolidated operations	32,091		32,562
Less: Net income attributable to noncontrolling interests	4,451		5,107
Net income attributable to HEICO	$27,640	(a)	$27,455	(b)

Net income per share attributable to HEICO shareholders:
Basic	$.42	(a)	$.41	(b)
Diluted	$.41	(a)	$.41	(b)
Weighted average number of common shares outstanding:
Basic	66,595		66,393
Diluted	67,669		67,352

	Three Months Ended January 31,
	2015		2014
Operating segment information:
Net sales:
Flight Support Group	$182,057		$181,585
Electronic Technologies Group	89,221		87,492
Intersegment sales	(3,093)		(2,251)
	$268,185		$266,826

Operating income:
Flight Support Group	$30,703		$32,203
Electronic Technologies Group	19,418		22,904
Other, primarily corporate	(3,715)		(4,722)
	$46,406		$50,385

HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a) During the first quarter of fiscal 2015, the Company recognized an income tax credit for qualified research and development ("R&D") activities for the last ten months of fiscal 2014 upon the retroactive extension of the United States federal R&D tax credit in December 2014 to cover calendar year 2014. The tax credit, net of expenses, increased net income attributable to HEICO by $1.8 million, or $.03 per basic and diluted share.
(b) During the first quarter of fiscal 2014, the Company recorded a reduction in accrued contingent consideration related to a fiscal 2013 acquisition that was partially offset by lower than expected operating income at the acquired business resulting in an increase in net income attributable to HEICO of approximately $2.6 million, or $.04 per basic and diluted share.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	January 31, 2015	October 31, 2014
Cash and cash equivalents	$18,372	$20,229
Accounts receivable, net	152,866	149,669
Inventories, net	227,970	218,042
Prepaid expenses and other current assets	44,227	43,353
Total current assets	443,435	431,293
Property, plant and equipment, net	104,223	93,865
Goodwill	712,753	686,271
Intangible assets, net	231,140	200,810
Other assets	83,709	76,975
Total assets	$1,575,260	$1,489,214

Current maturities of long-term debt	$363	$418
Other current liabilities	144,792	151,802
Total current liabilities	145,155	152,220
Long-term debt, net of current maturities	354,552	328,691
Deferred income taxes	117,856	111,429
Other long-term liabilities	109,351	82,289
Total liabilities	726,914	674,629
Redeemable noncontrolling interests	64,409	39,966
Shareholders' equity	783,937	774,619
Total liabilities and equity	$1,575,260	$1,489,214

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended January 31,
	2015	2014
Operating Activities:
Net income from consolidated operations	$32,091	$32,562
Depreciation and amortization	10,904	12,050
Deferred income tax provision (benefit)	1,557	(1,999)
Share-based compensation expense	1,422	2,600
Tax benefit from stock option exercises	1,407	93
Excess tax benefit from stock option exercises	(1,407)	(93)
Employer contributions to HEICO Savings and Investment Plan	1,393	683
Increase (decrease) in accrued contingent consideration	20	(7,046)
Foreign currency transaction adjustments, net	(1,374)	—
Decrease in accounts receivable	2,082	6,586
Increase in inventories	(2,851)	(5,536)
Decrease in current liabilities	(13,148)	(9,357)
Other	(2,641)	3,006
Net cash provided by operating activities	29,455	33,549

Investing Activities:
Acquisitions, net of cash acquired	(49,312)	(569)
Capital expenditures	(4,254)	(3,990)
Other	76	(34)
Net cash used in investing activities	(53,490)	(4,593)

Financing Activities:
Borrowings on revolving credit facility, net	27,696	2,000
Cash dividends paid	(4,666)	(27,225)
Distributions to noncontrolling interests	(2,557)	(1,608)
Acquisitions of noncontrolling interests	—	(1,243)
Redemptions of common stock related to share-based compensation	(4)	(273)
Revolving credit facility issuance costs	—	(767)
Proceeds from stock option exercises	1,516	158
Excess tax benefit from stock option exercises	1,407	93
Other	(108)	(181)
Net cash provided by (used in) financing activities	23,284	(29,046)

Effect of exchange rate changes on cash	(1,106)	(170)

Net decrease in cash and cash equivalents	(1,857)	(260)
Cash and cash equivalents at beginning of year	20,229	15,499
Cash and cash equivalents at end of period	$18,372	$15,239
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570